                                                         May 21, 2013

LSI Corporation
1320 Ridder Park Drive
San Jose, CA 95131

           RE: Registration Statement on Form S-8

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 22, 2013 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”) of 10,167,806 shares of your common stock (“Common Stock”) available for issuance under the LSI Corporation 2003 Equity Incentive Plan (the “Incentive Plan”) and 18,518,729 shares of your Common Stock available for issuance under the LSI Corporation Employee Stock Purchase Plan (the “Purchase Plan”, together with the Incentive Plan, the “Plans”). Such shares of Common Stock are referred to herein as the “Shares.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

           It is our opinion that, when issued and sold in compliance with the prospectus delivery requirements and in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                     Sincerely,

                                             WILSON SONSINI GOODRICH & ROSATI
                                     Professional Corporation

                                     /s/ WILSON SONSINI GOODRICH & ROSATI